SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): September 20, 2004


                                    PHC, Inc.
             (Exact Name of Registrant as Specified in its Charter)

                                  Massachusetts
                    (State of Incorporation or Organization)

        0-22916                                             04-2601571
(Commission File Number)                                 (I.R.S. Employer
                                                         Identification No.)

200 Lake Street, Suite 102, Peabody, Massachusetts              01960
 (Address of Principal Executive Offices)                     (Zip Code)


Registrant's telephone number, including area code:  (978) 536-2777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

___ Written communications pursuant: to Rule 425 under the Securities Act (17 CFR 230.425)

___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___  Pre-commencement   communications  pursuant  to  Rule  14d-2(b)  under  the
     Exchange Act (17 CFR 240.14d-2(b))

___ Pre-commencement communications pursuant to Rule 13c-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))




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Item 1.01.  Entry into a Material Definitive Agreement

         On September 20, 2004, the Company entered into an agreement pursuant to which the Company has the option to require an investor to purchase 526,316 shares of a new series of preferred stock from the Company for $1,500,000. The Company paid $10,000 in cash to the investor as consideration for the investor's binding obligation to purchase the preferred stock. If the Company does not close on this transaction by November 1, 2004, all rights and obligations under the agreement will be null and void. The agreement was entered into to enable the company's auditors to issue an opinion which did not contain a going concern qualification. The Company does not anticipate that it will close on this agreement since it believes that it will reach an agreement with its long-term lender.

         The preferred stock, if issued, would be convertible into shares of common stock at the option of the Company at the rate of three shares of common stock for each share of preferred stock, equivalent to $1.12 per share, would vote as one class with the common stock with three votes per share, would be entitled to cumulative dividends of 8% of the stated value of each share of preferred stock, which is $3.36 per share, from the date of issuance and would be subject to normal adjustments in the event of mergers, consolidations or liquidations. The form of certificate of designation is filed as an exhibit with this form 8-K.


Item 3.02.  Unregistered Sales of Equity Securities

                  See Item 1.01





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Item 9.01.  Financial Statements and  exhibits


(c)  Exhibits

   10.37 Subscription agreement entered into September 20, 2004 by and between PHC, Inc. and Sandor Capital Master Fund, LP, together with the registration rights agreement and the form of certificate of designation.





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

SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                PHC, INC.

Date: September 23, 2004                        By: /s/ Bruce A. Shear
                                                    ______________________
                                                        Bruce A. Shear
                                                        President





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